Exhibit 99.1

JOINT PRESS RELEASE

Allegiance Bancshares, Inc.

ir@allegiancebank.com

CBTX, Inc.

investors@CBoTX.com

Allegiance Bancshares, Inc. and CBTX, Inc.

Shareholders Approve Merger

HOUSTON, May 24, 2022 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, and CBTX, Inc. (NASDAQ: CBTX) ("CBTX"), the holding company of CommunityBank of Texas, N.A., announced today that their respective shareholders had approved the agreement for the merger of equals of Allegiance and CBTX. These approvals complete another step in the process to establish Stellar Bank, a premier local bank with the scale and capabilities to provide extraordinary service to a broad range of business and consumer customers throughout the Houston region and beyond.

At the respective special meetings of Allegiance and CBTX shareholders held today, approximately 99.68% and 99.58%, respectively, of the shares voted were cast in favor of the proposal to approve the merger agreement.

“We are very pleased with the approval by our shareholders of the merger of Allegiance with CBTX,” said Allegiance Chairman and CEO Steve Retzloff. “Our companies complement each other nicely and the combined company will be a powerful competitor across our markets. Together, we are poised to deliver long-term value for our shareholders, customers, employees and communities,” continued Retzloff.

“We are excited about our upcoming merger of equals with Allegiance Bank,” said Robert R. Franklin, Jr., Chairman, CEO and President of CBTX, Inc. “As we look at our important constituencies, we see great opportunities to enhance our relationships with each and continue to serve their needs in our combined organization — only better,” concluded Franklin.

The companies expect to close the merger after receipt of regulatory approvals and the satisfaction of other customary closing conditions.

About Allegiance Bancshares, Inc.

As of March 31, 2022, Allegiance was a $7.15 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers in the Houston region. As of March 31, 2022, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas. Visit www.allegiancebank.com for more information.

About CBTX, Inc.

As of March 31, 2022, CBTX, Inc. was a $4.45 billion asset bank holding company for CommunityBank of Texas, N.A., a community bank, offering commercial banking solutions to small and mid-sized businesses and professionals with 34 banking locations across the Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

Certain statements in this press release which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

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These statements include, but are not limited to, statements about the benefits of the proposed merger of CBTX and Allegiance, including future financial performance and operating results, statements related to the expected timing of the completion of the merger, the combined company's plans, business and growth strategies, objectives, expectations and intentions, and other statements that are not historical facts, including projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Forward-looking statements may be identified by terminology such as "may," "will," "should," “could,” "scheduled," "plans," "intends," “projects,” "anticipates," "expects," "believes," "estimates," "potential," “would,” or "continue" or negatives of such terms or other comparable terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Allegiance and CBTX to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others: (1) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized; (2) disruption to the parties' businesses as a result of the pendency of the merger; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (4) the risk that the integration of each party's operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party's businesses into the other's businesses; (5) the amount of the costs, fees, expenses and charges related to the merger; (6) the ability by each party to obtain required regulatory approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); (7) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger; (8) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger; (9) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (10) the dilution caused by CBTX's issuance of additional shares of its common stock in the merger; (11) general competitive, economic, political and market conditions; and (12) other factors that may affect future results of Allegiance and CBTX including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency and legislative and regulatory actions and reforms.

Additional factors which could affect future results of Allegiance and CBTX can be found in Allegiance's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the Current Reports on Form 8-K and CBTX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC's website at https:// www.sec.gov. Each of Allegiance and CBTX disclaims any obligation and does not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

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